SEPARATION AND RELEASE AGREEMENT
Hanesbrands Inc., a Maryland corporation, (the “Company”) and Richard A. Noll (“Executive”) enter into this Separation and Release Agreement (this “Agreement”), which is effective as of the 31st day of December, 2017 (the “Effective Date”).
WITNESSETH:
WHEREAS, Executive has been employed by the Company as Executive Chairman;
WHEREAS, Executive has ceased to serve as an employee of the Company and Executive Chairman of the Board of Directors of the Company as of December 31, 2017, with Executive’s first day of retirement being January 1, 2018 (the “Retirement Date”);
WHEREAS, Executive’s cessation of employment constitutes a “Retirement” (as such term is defined for purposes of (i) the Severance/Change in Control Agreement, dated as of December 18, 2008, by and between Executive and the Company (the “Severance Agreement”) and (ii) any outstanding equity awards granted to Executive as Chief Executive Officer or Executive Chairman under the Hanesbrands Inc. Omnibus Incentive Plan (collectively, the “Outstanding Equity Awards”)); and
WHEREAS, effective as of the Retirement Date, Executive transitioned to the non-employee role of Non-Executive Chairman of the Board of Directors.
NOW, THEREFORE, in consideration of the obligations of the parties under the Executive’s Outstanding Equity Awards, and the additional covenants and mutual promises herein contained, it is agreed as follows:
1. Retirement. Effective as of the Retirement Date, Executive resigned Executive’s employment and all appointments Executive held with the Company, and its subsidiaries and affiliates, other than his position as the Non-Executive Chairman of the Board of Directors of the Company. Executive and the Company acknowledge and agree that Executive’s cessation of employment constitutes a “Retirement” (as such term is defined for purposes of the Severance Agreement and the Outstanding Equity Awards).
2. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in the Outstanding Equity Awards, following the Retirement Date, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Company, its subsidiaries or affiliates prior to the Retirement Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Company or any of its subsidiaries or affiliates. Executive will not be eligible to earn or accrue additional benefits under the benefit plans of the Company after Executive’s Retirement Date. However, Executive will be entitled to receive benefits which are vested and accrued prior to the Retirement Date pursuant to the employee benefit plans of the Company. Participation by Executive (if any) in any of the compensation or benefit plans of the Company as of and after the Retirement Date shall be subject to and determined in accordance with the terms and conditions of such plans as they may be amended from time to time. For the avoidance of doubt, Executive will retain any rights to retiree medical insurance in accordance with the Company’s plans, also as they may be amended from time to time. Notwithstanding the foregoing, nothing in this paragraph 2 is intended to affect any compensation or benefits to which Executive is entitled or may become entitled in the future in his role as a Director.
3. Stock Ownership Program. Effective as of the Retirement Date, the Company agrees that the requirement to hold any Outstanding Equity Awards for at least one year from the vesting date will no longer be applicable to Executive since Executive will no longer be subject to the terms of the Company’s Key Executive Stock Ownership Program.
4. Continuing Cooperation. Following the Retirement Date, Executive agrees to cooperate with all reasonable requests for information made by or on behalf of the Company with respect to the operations, practices and policies of the Company. In connection with any such requests, the Company shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s) and shall reasonably accommodate Executive’s professional and personal commitments.

5. Executive’s Representation and Warranty. Executive hereby represents and warrants that, during Executive’s period of employment with the Company, Executive did not willfully or negligently breach Executive’s duties as an employee or officer of the Company, did not commit fraud, embezzlement, or any other similar dishonest conduct, and did not knowingly violate the Company’s business standards. The Company acknowledges that as of the date of this Agreement it does not have any actual knowledge of any legal claims that it has against Executive.
6. Non-Solicitation and Non-Compete. In consideration of the benefits provided under this Agreement and in the Outstanding Equity Awards:

(a)
Executive agrees that for a period of two years following the Retirement Date Executive will not, without the prior written consent of the Company, either alone or in association with others, (1) solicit for employment, or assist or encourage the solicitation for employment of, any employee at or above the rank of “manager” of the Company or any of its subsidiaries or affiliates, including any employee at or above the rank of “manager” with whom Executive had material contact during the last two years of Executive’s employment with the Company; (2) induce or attempt to induce any customer (i) with whom Executive or any employee under Executive’s direct supervision had material contact during the last two years of Executive’s employment with the Company or (ii) about whom Executive obtained trade secrets or confidential information in the course of Executive’s employment with the Company to cease or reduce doing business with the Company or any of its subsidiaries or affiliates, or interfere with the relationship between the Company or any of its subsidiaries or affiliates, on the one hand, and any such customer, on the other hand; or (3) directly or indirectly counsel, advise, perform services for, or be employed by, or otherwise engage or participate in any Competing Business (regardless of whether Executive receives compensation of any kind).

(b)
For purposes of this Agreement, a “Competing Business” is defined as any business (1) with total revenues in excess of $50 million within the basic innerwear (underwear, socks, panties, bras, shapewear and hosiery) or activewear apparel markets during its most recently completed fiscal year preceding the conduct prohibited by Section (a)(3) above, (2) that is operating commercially within the Territory, and (3) that has commercial operations in one or more product categories within the basic innerwear or activewear apparel markets that overlap product categories comprising in excess of 10% of the Company’s total revenues during the Company’s most recently completed fiscal year. The “Territory” shall mean (i) anywhere in the world in which the Company or any of its subsidiaries or affiliates engaged in commercial operations during the last two years of Executive’s employment with the Company, including (without limitation) the United States of America, Canada, Mexico, France, Australia, New Zealand, Japan, Italy, Germany, Spain, the United Kingdom, Brazil, China, and/or the Caribbean Basin and (ii) any geographic area with respect to which Executive had direct or indirect responsibility during the last two years of Executive’s employment. Upon request from Executive, the Company will cooperate with Executive to provide calculations regarding the Company’s revenues within the basic innerwear or activewear apparel markets for a given fiscal year to assist Executive in assessing compliance with the covenants included in this paragraph 6. Executive may rely on a written communication from the Company’s Chief Executive Officer or Chief Legal Officer regarding a determination by the Company that the provisions of this paragraph 6 would not prohibit specified activities proposed to be undertaken by Executive.

7. Confidentiality. At all times after the Effective Date, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its subsidiaries or affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company or any of its subsidiaries or affiliates (collectively, “Confidential Information”), and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on Executive’s own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company, provided that “Confidential Information” shall not include information which: (i) is or becomes available in the public domain (other than as a direct result of a breach of this Agreement); (ii) has been independently developed (without reference to the Confidential Information) by Executive without the breach by any person of any written agreement containing obligations of confidentiality; or (iii) has become stale through the passage of at least three years’ time or as a result of changes in circumstances affecting its material accuracy. In the event that Executive is requested in any proceeding to disclose any Confidential Information, Executive will give Company prompt notice of such request so that Company may seek an appropriate protective order. It is further agreed that, if in the absence of a protective order Executive is nonetheless compelled to disclose Confidential Information, Executive may disclose such information without liability hereunder; provided, however, that Executive gives Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon Company’s request, use Executive’s best efforts to obtain assurances that confidential treatment will be accorded to such information. The obligations of this paragraph 7 shall survive the expiration of this Agreement.
8. Release.

(a)
Executive on behalf of Executive, Executive’s heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any of its subsidiaries, affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (the “Released Parties”) from and against any and all complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Company or its subsidiaries or affiliates and the conclusion thereof, which Executive, or any of Executive’s heirs, executors, administrators, assigns, affiliates, and agents ever had, now has or at any time hereafter may have, own or hold against any of the Released Parties based on any matter existing on or before the date on which Executive signs this Agreement. Executive acknowledges that in exchange for this release, the Company is providing Executive with total consideration, financial or otherwise, which exceeds what Executive would have been given without this release. By executing this Agreement, Executive is waiving, without limitation, all claims (except for the filing of a charge with an administrative agency) against the Released Parties arising under federal, state and local labor and antidiscrimination laws, any employment related claims under the Employee Retirement Income Security Act of 1974, as amended, and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the North Carolina Equal Employment Practices Act, as amended. Nothing herein shall release any party from any obligation under this Agreement. Executive acknowledges and agrees that this release and the covenant not to sue set forth in paragraph (c) below are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties. Executive understands and acknowledges the significance and consequences of this release and this Agreement. Notwithstanding the foregoing, nothing contained in this paragraph 8(a) shall (i) waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for workers’ compensation benefits, unemployment benefits; (ii) affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that Executive has; or (iii) affect any rights as a shareholder of the Company that Executive has.

(b)
EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (i) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990; (ii) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (iii) THAT EXECUTIVE’S WAIVER OF RIGHTS IN THIS RELEASE IS IN EXCHANGE FOR CONSIDERATION THAT WOULD NOT OTHERWISE BE OWING TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD EXECUTIVE NOT SIGNED THIS RELEASE; (iv) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (v) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (vi) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (vii) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

(c)
To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including, but not limited to, any of the claims released by this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from filing a charge or complaint with an administrative agency, from instituting any action required to enforce the terms of this Agreement, or from challenging the validity of this Agreement. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended.

(d)
Executive represents and warrants that: (i) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (ii) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (iii) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this paragraph 8; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (v) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

(e)
The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

9. Outstanding Equity Awards. For purposes of that paragraph 9 in each of the Outstanding Equity Awards: subsection (2) is hereby deleted in its entirety and replaced with the words “Reserved”; subsection (1) is hereby replaced in its entirety by the language in paragraph 6(a)(3) of this Agreement; subsection (3) is hereby replaced in its entirety by the language in paragraph 6(a)(1) of this Agreement; subsection (4) is hereby replaced in its entirety by the language in paragraph 6(a)(2) of this Agreement; and subsection (5) is hereby replaced in its entirety by the language in the applicable provisions of paragraph 7 of this Agreement. In addition, all references to the activities described in subsections (1), (3), (4), and (5) in paragraph 9 of the Outstanding Equity Awards should be read as references to the relevant sections of this Agreement noted above. Furthermore, the definition of “Competing Business” included in paragraph 9 in all of the Outstanding Equity Awards is replaced by the definition of “Competing Business” appearing in paragraph 6(b) of this Agreement.

10. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.
11. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.
12. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
13. Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.
14. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.
15. Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary or any entity which at any time whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company.
16. Choice of Law. This Agreement shall be constructed and interpreted in accordance with the internal laws of the State of Maryland without regard to any state’s conflict of law principles.
17. Entire Agreement. This Agreement, together with the Outstanding Equity Awards, sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from the Company and supersedes and replaces any and all other agreements or understandings Executive may have or may have had with respect thereto. This Agreement may not be modified or amended except in writing and signed by both Executive and an authorized representative of the Company.
18. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:
To Executive at:
4316 Allistair Rd.
Winston-Salem, NC 27104
To the Company at:
Hanesbrands Inc.
Attention: General Counsel
1000 East Hanes Mill Road
Winston-Salem, NC 27105

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EXECUTIVE	HANESBRANDS INC.

/s/ Richard A. Noll	By:	/s/ Gerald W. Evans, Jr.
Richard A. Noll		Title: Chief Executive Officer